Exhibit 4 (a).24

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 47

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998, as follows:

Amendment of Article 75

1.	Instead of article 75.5 in the License shall come:

“ “75.5 If the Licensee enters into an agreement with a subscriber regarding a service or basket of services that includes a commitment as defined in article 56A.1 (“the commitment period”), the following provisions shall apply, except for a business subscriber:

(a)	The agreement conditions, except for the tariffs of the agreement, shall be final, known and set out in advance for the entire commitment period;

(b)	The tariff for each service shall be set in the agreement, shall be unitary and set out in NIS for the entire commitment period.

For this article, “unitary”-each tariff before VAT that the subscriber must pay as set out on the day of the agreement, shall not be raised during the commitment period.

Notwithstanding the aforesaid, the Licensee may supply its services to subscribers at lower tariffs than those set out beforehand in the subscriber agreement during a limited time period , to all its subscribers or to a certain type of subscribers.

(c)	The Licensee shall include provisions in accordance with the above-mentioned in the subscriber agreement;

2.	Commencement

3.	This amendment shall become effective as of 31 December 2008.

(29 October 2008)

(sgd) —————————————— Mordechai Mordechai Director-General	(sgd) —————————————— Haim Giron, Adv. Senior Deputy Director-General, Engineering and Licensing